SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2016

Knowledge Machine International, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-191175	90-0925768
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

9921 Carmel Mountain Road, Suite 118, San Diego, CA	92129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 215-6360

______________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 21, 2016, Knowledge Machine International, Inc. (“KMI”) filed a Certificate of Amendment (the “Amendment”) to its Articles of Incorporation (as amended to date) to implement certain changes previously disclosed by KMI in a Current Report filed with the Commission on September 27, 2016.

The Amendment provided for amendments to three of the articles in the Articles of Incorporation:

-	Amendment to Article I to change the name of the Company from Knowledge Machine International, Inc., to Dthera Sciences;
-	Amendment to Article III to provide for a reverse stock split of the Company’s common stock (the “Reverse Split”); and
-	Amendments to Article IX to add two sections relating to provisions of Nevada corporate law.

The amendments to Articles I and III (name change and Reverse Split) are scheduled to take effect on October 14, 2016, subject to completion of regulatory requirements with FINRA. The amendment to Article IX took effect on September 30, 2016.

Name Change

As discussed in the prior Current Report, the Company recently completed a share exchange transaction (the “Transaction) with EveryStory, Inc., a Delaware corporation (“EveryStory”). Pursuant to the Transaction, KMI agreed to terminate its prior business operations, with the plan of implementing and focusing on EveryStory’s business and technology platform, which enables users to preserve and share memories, in connection with digital therapeutic treatment (“DT”) and reminiscence therapy (“RT”) for use with patients with Alzheimer’s disease and dementia. Prior to the closing of the Transaction, EveryStory had been in negotiations with the University of California at San Diego regarding the conducting of a clinical trial using EveryStory’s platform for DT and RT treatments.

Following the closing of the Transaction, the Company’s Board of Directors determined that it would be in the best interests of KMI to change its name to Dthera Sciences, with Dthera being a portmanteau of “digital therapeutics.” The Board of Directors believed that it was important to have a company whose name tracked more closely to the new planned direction of the operations, and recommended the change to the shareholders. The holders of a majority of the outstanding shares following the Transaction approved the amendment and the name change.

As noted, the name change is scheduled to take effect on October 14, 2016, and is subject to the completion of certain regulatory approvals discussed below.

Reverse Split

Also as discussed in the prior Current Report, in connection with the Transaction, the prior Board of Directors of KMI, and the holders of a majority of the outstanding common stock of KMI approved the Reverse Split of KMI’s common stock, at a ratio between 1:5 and 1:7.5, to be implemented following the Closing of the Transaction. The Board and Shareholder approval of the Reverse Split was a condition to the closing of the Transaction, with the understanding by all parties that it would be implemented following the closing.

As with the name change amendment, the amendment relating to the Reverse Split is scheduled to take effect on October 14, 2016. KMI has begun the regulatory approval process with FINRA by filing its Issuer Company Related Action Notification, and has provided documentation and information to FINRA examiners in response to questions.

KMI will provide additional information relating to the name change and the Reverse Split once the FINRA regulatory process has been completed.

Nevada Corporate Law Provisions

The amendment to Article IX consisted of the addition of the following two new sections:

Section 11:          Acquisition of Controlling Interest; Corporation Not Subject to NRS 78.378 through 78.3793. The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, relating to the acquisition of controlling interest, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person occurring prior to such amendment or repeal.

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Section 12.          Combinations with Interested Stockholders; Corporation Not Subject to NRS 78.411 through 78.444. The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, relating to combinations with interested stockholders, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction with an interested stockholder occurring prior to such amendment or repeal.

The amendment to add these two provisions was a condition to closing the Transaction. This amendment took effect as of September 30, 2016.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Articles of Incorporation of Knowledge Machine International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knowledge Machine International, Inc.

Date: October 6, 2016

By: /s/ Edward Cox
Name: Edward Cox
Title: Chief Executive Officer

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